Exhibit 99.1

                                                         [EarthShell Corp. LOGO]

FOR IMMEDIATE RELEASE
CONTACTS:
          Media Inquiries:                       Investor Inquiries:
          Cindy Eikenberg                        Devin Bosch
          Marketing Communications Manager       Capital Group Communications
          EarthShell Corporation                 info@capitalcg.com
          410-847-9420                           415-843-0200
          www.earthshell.com
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                      EARTHSHELL CORPORATION ELECTS NEW CEO
           Vincent J. Truant Assumes CEO Responsibility September 1st

SANTA BARBARA, CA - August 29, 2005 - EarthShell(R) Corporation (OTCBB: ERTH), innovators of food service packaging designed with the environment in mind, announced today it has elected Vincent J. Truant, 57 years old, as chief executive officer, effective September 1, 2005. Mr. Truant has served as president and chief operating officer of the Company since July, 2002 and was senior vice president/chief marketing officer from April, 1998. He also serves on the Company's Board of Directors. Simon K. Hodson, who has served as chief executive officer of EarthShell Corporation since its inception in 1993, will continue in his new post as Chairman of the Board. Additionally, Mr. Hodson will support Mr. Truant during a transition period to ensure continuity of all key activities of the business, but will not be an employee or operational officer of the Company.

"This is an important time for the Company as full scale commercialization and rollout of EarthShell Packaging(R) begins through our licensees. We appreciate the strong market support for these revolutionary products. Today's announced change has been planned for many months as the next important step in our business development. We support Mr. Truant in his efforts with licensees to bring the Company to commercialization and expansion," said Mr. Hodson.

"At this time, our primary focus is the commercialization of EarthShell Packaging plates and bowls, followed by additional business building efforts to generate royalty revenue," said Vincent J. Truant, "Our joint efforts with ReNewable Products, Inc. (RPI) are progressing well and production is being readied for market launch. The strength of our technology and the market's readiness to embrace EarthShell products continues to be strong." Mr. Truant continued, "I look forward to working closely with Mr. Hodson during what will be a very important transition period over the next sixty days. On behalf of the entire organization, we will always value the many contributions that Simon Hodson has made to EarthShell Corporation as one of its founders and we genuinely appreciate his continuing involvement as board chairman as the company moves ahead."

With Mr. Truant assuming responsibility as chief executive officer, the Company plans to move its corporate offices to Maryland and consolidate all business operations there.

Mr. Truant has more than 35 years of business experience in general management, marketing, brand management, financial management & funding development, operations, manufacturing, training and human resources development. Mr. Truant has served in key positions with Eli Lilly & Company and Philip Morris/Miller Brewing Company and has been involved in numerous successful new product introductions in the consumer and institutional markets, both domestically and globally. Additionally, he brings a broad depth of experience relative to the food service packaging industry as a result of 15-year tenure with the former Sweetheart Cup Company, where he served as corporate officer, and general manager of strategic business units and vice president of national accounts.

EarthShell Corporation is engaged in the licensing and commercialization of proprietary composite material technology for the manufacture of foodservice disposable packaging, including cups, plates, bowls, hinged-lid containers, and sandwich wraps. In addition to certain environmental characteristics, EarthShell Packaging is designed to be cost and performance competitive compared to other foodservice packaging materials.

EarthShell sandwich containers, plates, bowls and wraps are designed with the environment in mind. Developed over many years using a "life cycle inventory" and in consultation with leading environmental experts, EarthShell products reduce the environmental burdens of rigid food service packaging through the careful selection of raw materials, processes and suppliers. The products are made primarily from natural limestone and starch from potatoes, wheat or corn. The new packaging poses substantially fewer risks to wildlife than polystyrene foam packaging because it biodegrades when exposed to moisture in nature, physically disintegrates in water when crushed or broken, and can be composted in a commercial facility, where available, or in your backyard.

For more information, please visit our web site at www.earthshell.com.

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This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties of other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's most recent Form 10-K and other documents filed by the Company with the Securities and Exchange Commission.